AGREEMENT FOR PURCHASE AND SALE
OF
REAL PROPERTY
by and between
SYMYX SOLUTIONS, INC.,
an Oregon corporation
as Seller
and
OLGA ISSAKOVA AND NIKOLAI SEPETOV,
EACH AN INDIVIDUAL

collectively, as Buyer
As of March 23, 2012
Property:
3100 Central Expressway
Santa Clara, California 95051
Santa Clara County APN 216-48-004

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (the “Agreement”) is made and entered into as of March 23, 2012 (the “Contract Date”) by and between SYMYX SOLUTIONS, INC., an Oregon corporation (“Seller”), and OLGA ISSAKOVA AND NIKOLAI SEPETOV, EACH AN INDIVIDUAL (collectively,“Buyer”).
RECITALS
A.    Seller owns the fee simple interest in and to certain real property and improvements thereon situated at 3100 Central Expressway in the City of Santa Clara, County of Santa Clara, State of California.
B.    Buyer desires to purchase and acquire said real property and improvements thereon from Seller, and Seller desires to sell and transfer the same to Buyer, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:
1.Definitions. Unless the context otherwise specifies or requires, for the purposes of this Agreement all words and phrases having their initial letters capitalized herein shall have the meanings set forth below:
“Action” shall have the meaning set forth in Section 11.15.
“Assignment of Intangible Property and Service Contracts” shall have the meaning set forth in Section 5.3.
“Bill of Sale” shall have the meaning set forth in Section 5.3.
“Broker” shall have the meaning set forth in Section 10.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of California are authorized by Laws and Restrictions or executive action to close.
“Closing” shall mean the closing of the transaction contemplated hereunder on the Closing Date.
“Closing Date” shall mean a date that is ten (10) days after the end of the Contingency Period (or such subsequent date as may be required by Buyer’s lender, provided such date is no later than fifteen (15) days after the end of the Contingency Period).
“Contingency Period” shall mean the period commencing on the Diligence Delivery Date and terminating at 5:00 p.m. Pacific Time on the date which is forty-five (45) days after the Diligence

Delivery Date.
“Deed” shall have the meaning set forth in Section 5.3.
“Deposit” shall have the meaning set forth in Section 3.1.
“Diligence Delivery Date” shall have the meaning set forth in Section 4.1(a).
“Diligence Materials” shall have the meaning set forth in Section 4.1(a).
“Escrow Holder” shall have the meaning set forth in Section 3.1.
“Hazardous Materials” shall mean, collectively, (a) any materials, wastes or substances defined as “hazardous” or “toxic” or any similar term under any Laws and Restrictions or the presence of which requires investigation or remediation under any Laws and Restrictions and (b) any petroleum or petroleum products, radioactive materials, infectious materials, asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation.
“Holiday” shall have the meaning set forth in Section 11.12.
“Improvements” shall mean, collectively, all buildings, structures, fixtures and other improvements now or hereafter located on the Land including, without limitation, the 39,176 rentable square foot industrial /commercial building, together with all appurtenances thereto and all apparatus, equipment and appliances located on the Land and owned by Seller and used in connection with the operation and occupancy thereof such as systems or facilities for heating, ventilation, air conditioning, climate control, utility services, irrigation and all landscaping, and all residual interests in leasehold improvements under the Lease.
“Intangible Property” shall mean all intangible personal property now or hereafter owned or held by Seller and used in the ownership, use or operation of the Real Property and/or Personal Property, including, without limitation: any contract or lease rights; utility contracts; any and all transferable or assignable permits, building plans and specifications, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, engineering, soils, pest control and other reports relating to the Property; advertising materials, and telephone exchange numbers identified with the Property; maintenance, service and other operating contracts, equipment leases and other arrangements or agreements to which Seller is a party affecting the ownership, repair, maintenance, management, leasing or operation of the Property; and all other agreements or rights relating to the ownership, use and operation of the Property, as defined below.
“Land” shall mean the real property commonly known as 3100 Central Expressway, Santa Clara, California, and more particularly described in Exhibit A to this Agreement, together with all rights, privileges, rights-of-way and easements appurtenant to and used in connection with the beneficial use and enjoyment of the Land.
“Laws and Restrictions” shall mean all applicable federal, state, local and other laws, statutes, regulations, codes, orders, ordinances and rules including, without limitation, those relating to fire, safety, land use, subdivision, health, labor, environmental protection, seismic design, conservation, parking, handicapped access, zoning and building, and all restrictive covenants (if any), other title encumbrances and other obligations affecting the Property, all applicable provisions of the Americans With Disabilities Act of 1990, and all amendments thereto.
“Lease” shall mean that certain Lease Agreement, dated April 15, 2011, between Seller, as “Landlord”, and NANOSCALE COMBINATORIAL SYNTHESIS INC., an Arizona corporation, which does business in California as NANOSYN (“Nanosyn”), as “Tenant”.
“Lease Termination Agreement” shall have the meaning set forth in Section 5.3.
“Non-Foreign Affidavit” shall have the meaning set forth in Section 5.3.
“OFAC” shall have the meaning set forth in Section 6.1(p).
“PCOR” shall have the meaning set forth in Section 5.4.
“Personal Property” shall mean all personal property owned by Seller and located on the Property, including, without limitation, all furniture, fixtures, machinery, appliances and equipment, other than the excluded Personal Property of Seller listed on Exhibit B-1.
“Property” shall mean collectively the Real Property, the Personal Property and the Intangible Property.
“Purchase Price” shall have the meaning set forth in Section 3.1.
“Real Estate Compensation” shall have the meaning set forth in Section 10.
“Real Property” shall mean, collectively, the Land and the Improvements.
“Required Endorsements” shall mean to the extent applicable and available in the jurisdiction where the Property is located, the issuance of the following endorsements: ALTA “contiguity”, “extended coverage”, “access”, “gap coverage”, “legal same as survey”, “owner’s comprehensive”, “separate tax lot”, “subdivision”, “waiver of arbitration”, “zoning” (ALTA 3.1 with parking), ALTA 9.2 and “location”.
“Section 1542” shall have the meaning set forth in Section 6.6.
“Service Contracts” shall mean those certain service contracts to which Seller is a party and related to the operation, maintenance or repair of the Property and which are listed on Exhibit B-2 attached hereto and made a part hereof.
“Survey” shall mean an ALTA survey with respect to the Property, from a licensed surveyor in the jurisdiction in which the Property is located.
“Survival Period” shall mean the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date.

“Surviving Obligations” shall mean those obligations and liabilities of Buyer or Seller which expressly survive the Closing or the earlier termination of this Agreement.
“Tax Proceedings” shall mean any tax abatement, tax certiorari or similar tax proceedings that have been commenced by Seller with respect to the Property for any tax year.
“Title Affidavit” shall have the meaning set forth in Section 4.2.
“Title Company” shall mean:
Kensington Vanguard National Land Services, as agent for
Stewart Title Guaranty Company
39 West 37th Street, 7th floor
New York, New York 10018
Attention: Heather Fiocchi
Tel. 646.695.7930

“Title Policy” shall mean an ALTA 2006 Owner’s Title Insurance Policy, in the full amount of the Purchase Price, issued by the Title Company and insuring that fee simple title to the Property is vested in Buyer, with all standard and general printed exceptions deleted so as to afford full “extended form coverage”, together with the Required Endorsements, and otherwise in a form and substance consistent with the Title Report.

“Title Report” shall mean the preliminary title report and commitment to issue an ALTA 2006 Owner’s Policy with respect to the fee simple interest in the Real Property in the full amount of the Purchase Price to be issued by the Title Company.
“Voluntary Liens” shall mean all (x) monetary liens and encumbrances, including mortgages, judgments and federal, state and municipal tax liens and (y) all non-monetary liens and encumbrances which Seller has suffered or allowed to be placed on the Property without Buyer’s written consent from and after the Contract Date.
2.Purchase and Sale. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, on all of the terms, covenants and conditions set forth in this Agreement.
3.Purchase Price; Escrow Holder
3.1    Purchase Price. The total purchase price for the Property (the “Purchase Price”) shall be Seven Million Two Hundred Fifty Thousand and 00/100 Dollars ($7,250,000.00) which, subject to all prorations and adjustments provided in this Agreement, shall be paid by Buyer to Seller through escrow with the Title Company (the Title Company, in its capacity as escrow holder hereunder, is referred to as “Escrow Holder”). Buyer shall deposit Two Hundred Thousand Dollars ($200,000.00) with the Title Company within three (3) Business Days after full execution of this Agreement (such amount, together with all interest earned thereon, collectively, the “Deposit”) The balance of the Purchase Price shall be paid by wire transfer of immediately available federal funds on the Closing Date.
3.2    Duties of Escrow Holder. The Escrow Holder shall deposit and maintain the Deposit in a federally insured interest-bearing “money market” account at Wells Fargo Bank, N.A. or any other national commercial bank reasonably acceptable to Buyer, with the interest from such account to be credited upon the occurrence of the Closing to the Purchase Price. The Escrow Holder shall not commingle the Deposit with any other funds of the Escrow Holder. All interest earned on the Deposit will be the property of Buyer and will be reported to the Internal Revenue Service as income of Buyer (unless the Closing does not occur and Seller is entitled to receive the Deposit pursuant to the provisions of this Agreement). Buyer and Seller will each provide the Escrow Holder with a taxpayer identification number. If the Closing does not occur, the Escrow Holder shall disburse the Deposit to the party entitled thereto in accordance with the terms and conditions of this Agreement. If the Closing does occur, the Deposit shall be credited against the Purchase Price and disbursed to Seller on the Closing Date as part of the Purchase Price.
3.3    Obligations and Liabilities of Escrow Holder. The acceptance by the Escrow Holder of its duties as such under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control with respect to the obligations, liabilities, rights, duties, and immunities of the Escrow Holder:
(i)    The Escrow Holder acts hereunder as a depositary only, and except as expressly set forth in subsection (vi) below is not responsible or liable in any manner for the sufficiency of any amounts deposited with it.
(ii)    The Escrow Holder shall not be liable for acting upon any notice, request, waiver, consent, receipt or other instrument or document which the Escrow Holder in good faith believes to be genuine and what it purports to be.
(iii)    The Escrow Holder shall not be liable for any error in judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, negligence or misconduct.
(iv)    The Escrow Holder may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder.
(v)    In the performance of its duties hereunder, the Escrow Holder shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the other parties hereto or their successors.
(vi)    Escrow Holder hereby agrees to indemnify, protect and hold Buyer and Seller harmless from and against any losses, costs, damages or expenses (including reasonable attorneys’ fees) resulting from Escrow Holder’s fraud, negligence or willful misconduct. Subject to the preceding sentence, Seller and Buyer each hereby release the Escrow Holder from any act done or omitted to be done by the Escrow Holder in good faith in the performance of its duties hereunder.

3.4    Disputes. If there is a dispute between the parties with respect to the disposition of the Deposit, the Escrow Holder shall either retain the Deposit or deliver the Deposit into a court of competent jurisdiction. Upon delivery of the Deposit into a court of competent jurisdiction, the Escrow Holder shall be released and discharged from all further obligations hereunder arising after the date of such delivery. Notwithstanding the foregoing, upon termination of this Agreement by Buyer prior to the expiration of the Contingency Period, the Escrow Holder shall comply with the unilateral instructions of Buyer given in compliance with the provisions of this Agreement regarding the disposition of the Deposit.
3.5    IRS Real Estate Sales Reporting. The Escrow Holder agrees to act as “the person responsible for closing” the transactions contemplated hereby pursuant to Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Escrow Holder shall prepare and file all informational returns, including IRS Form 1099‑S, and shall otherwise comply with the provisions of said Section 6045(e).
3.6    Compensation; Reimbursement. The Escrow Holder agrees to serve without compensation for its services hereunder other than its commercially reasonable escrow fees, which Buyer and Seller shall share equally; and provided further that Buyer and Seller each hereby agree to reimburse, or to advance to, the Escrow Holder one-half (1/2) of all reasonable costs and expenses incurred by the Escrow Holder in the performance of its duties hereunder, unless the Escrow Holder incurs any costs and expenses in connection with any action, dispute or proceeding between Seller and Buyer hereunder, in which event the party that does not prevail in such dispute shall be responsible for the payment of all such costs and expenses.
4.Contingencies.
4.1    Property Condition.
(a)    Diligence Materials. Seller shall within three (3) Business Days after the Contract Date provide Buyer with copies of the following items and materials, but only to the extent same exist, are known to exist by Seller, and are in Seller’s possession or control: the Lease, the Service Contracts, Seller’s most recent title insurance policy for the Property together with all of the exception documents referred to therein, Seller’s most recent survey of the Property, all existing environmental reports with respect to the Property, all existing engineering reports with respect to the Property, copies of all tax bills with respect to the Property for the previous three (3) tax years, and operating statements and other books, records and documents relating to the Property (such items, collectively, the “Diligence Materials”, and the date such Diligence Materials are delivered to Buyer, the “Diligence Delivery Date”). In addition, Seller shall deliver to Buyer copies of any other items reasonably requested by Buyer to the extent the same exist, are known to exist by Seller, and are in Seller’s possession or control. Except as otherwise specifically provided in this Agreement, Seller makes no representation or warranty whatsoever regarding the existence or availability of the Diligence Materials and Seller shall not be obligated to create or obtain any of the Diligence Materials. Buyer acknowledges and agrees that, except as otherwise provided in this Agreement: (A) any and all of the Diligence Materials are provided or made available to Buyer for informational purposes only and do not constitute representations or warranties of Seller of any kind; (B) the documents, information and reports that Seller provides or makes available to Buyer in connection with the negotiation, execution and delivery of this Agreement may not be inclusive of all of the documents, information and reports in existence concerning the Property but shall be inclusive as to all documents, information and reports concerning the Property that are known by Seller to exist and are within Seller’s possession or control; and (C) by providing or making available to Buyer the Diligence Materials, and subject to the representations and warranties expressly made by Seller in this Agreement, Seller has complied with and satisfied any obligations Seller may have to provide Buyer with information about the Property. Buyer shall be deemed to have reviewed any and all materials in the files of Seller regardless of whether Buyer elects to review such files and materials, to the extent Buyer is permitted to review such files and materials pursuant to this Agreement. If this Agreement is terminated for any reason whatsoever, Buyer shall promptly deliver to Seller or destroy, at Buyer’s option, the original and any copies of all Diligence Materials delivered to Buyer or Buyer’s agents, representatives or designees by Seller or Seller’s agents, representatives or employees, or copied by Buyer or Buyer’s agents pursuant to this Agreement. Notwithstanding the foregoing sentence, if Seller delivers to Buyer any Diligence Materials that are identified as originals in a transmittal letter accompanying delivery of such Diligence Materials to Buyer, Buyer shall, if this Agreement is terminated for any reason whatsoever, return such original Due Diligence Materials to Seller.
(b)    Inspections. During the Contingency Period, Buyer shall have the right to conduct, at its sole cost and expense, such investigations, studies, surveys, analyses and tests on and of Seller (provided, however, that such investigations of Seller shall be limited to bankruptcy and lien searches and the books and records of Seller related to the Property as provided below) and the Property and its legal and physical condition as Buyer shall, in its reasonable discretion, determine are necessary, (including, without limitation, inspections of all roofs, electrical, mechanical and structural elements, HVAC systems and other building systems located on or within the Improvements), to perform due diligence (including, without limitation, any non-intrusive and non-destructive soil, water and air sampling analysis or other environmental investigations of the Property), to examine the books and records of Seller related to the Property, the Lease, lease files, Service Contracts, insurance policies, tax, utility and other bills, operating statements, rent rolls, operating statements and all other general records with respect to the Property (and to make copies thereof), to interview Nanosyn as tenant under the Lease, property managers and service providers of the Property, and to perform such other inspections and investigations with respect to the Property as Buyer shall reasonably deem necessary or appropriate. During the Contingency Period, Buyer may also perform (x) surveys, architectural, engineering, geotechnical, property condition and environmental inspections and soil tests and other tests and (y) intrusive inspection and sampling, including intrusive soil and groundwater testing but only if such intrusive inspection and sampling is recommended by a Phase I environmental site assessment or required by any lender and Seller has given its prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed. In order to perform the foregoing investigations, provided that Seller has given its prior written consent to the extent such consent is required hereunder, Buyer shall have the right, during the Contingency Period, to enter onto the Property, at all reasonable times, upon reasonable advance notice to Seller, provided that (A) Buyer has named Seller and Nanosyn as additional insureds on a One Million Dollar ($1,000,000) combined, single limit, comprehensive commercial general liability insurance policy issued by a licensed insurance company, and (B) Buyer shall defend, indemnify, protect and hold Nanosyn, Seller, the Property, and Nanosyn’s and Seller’s affiliates, subsidiaries, officers, directors and agents harmless from and against any loss, cost, damage, or expense (including without limitation, reasonable attorneys’ fees) incurred by Nanosyn or Seller as a result of property damage, personal injury, or mechanics’ liens, to the extent relating to or arising out of Buyer’s inspection of the Property and Improvements (except to the extent that such expense, loss or damage relates to or arises out of any act or omission of Seller or the mere discovery of any pre-existing condition at the Property). Prior to commencing its inspections of the Property as provided above, Buyer shall obtain the written consent of Nanosyn to such inspections and shall deliver a copy of such consent to Seller (which delivery may be effected by email to Seller’s counsel).
(c)    Property Contingency. If Buyer is not satisfied with the condition of the Property or any other matter with respect to the Property, then Buyer may terminate this Agreement by delivering written notice thereof to Seller on or before 5:00 p.m. Pacific Time on the last day of the Contingency Period, in which case the Deposit shall be promptly returned to Buyer and, except for the indemnity provided in Section 4.1(b), this Agreement shall be null and void and of no further force and effect. Buyer’s failure to timely deliver such written notice of termination shall be conclusively deemed to be Buyer’s approval of the condition of the Property and waiver of its contingency hereunder.
4.2    Title and Survey. Promptly following the Contract Date, Buyer shall order (i) the Title Report from the Title Company, together with complete and legible copies of all instruments and documents referred to therein as exceptions to title, and (ii) the Survey. Buyer shall have the right from time to time to order such updates or supplements to the Title Report and the Survey as Buyer or its lender deems necessary. Buyer shall instruct each of the Title Company and the surveyor to deliver copies of the Title Report and the Survey, and any supplements or updates thereto, to Seller’s counsel. No later than (A) with respect to the Title Report and Survey, five (5) Business Days prior to the expiration of the Contingency Period, and (B) with respect to any update to the Title Report or Survey, the sooner to occur of (i) two (2) Business Days after the receipt of such update to the Title Report or Survey (even if after the expiration of the Contingency Period), and (ii) the Closing Date, Buyer shall notify Seller of any matters identified in the Title Report or shown on the Survey (or any such update thereto) which Buyer or its lender finds objectionable in their sole and absolute discretion (provided, however, that with respect to any such matters first arising after the expiration of the Contingency Period, Buyer shall only be entitled to object to (w) Voluntary Liens and (x) other matters created by Seller after the expiration of the Contingency Period). Seller shall have until the sooner to occur of (y) two (2) Business Days from its receipt of any such title objection notice from Buyer and (z) the Closing Date, to notify Buyer in writing whether or not Seller commits to cause such objections to be removed from the land records or insured against (and with respect to any matters proposed by Seller to be insured against by Title Company, in a manner satisfactory to Buyer in its sole discretion) at Closing, provided, however that Seller shall be obligated to remove or cause the removal from the land records of all Voluntary Liens and other matters created by Seller at or prior to Closing. If, for any reason, Seller is unable or unwilling to take such actions as may be required to remedy or remove from the land records any title objections raised by Buyer (other than Voluntary Liens and other matters created by Seller, which Seller shall in all events be obligated to cure or remove as provided herein), Seller shall give Buyer notice thereof, it being understood and agreed that the failure of Seller to give such notice within the time period provided above shall be deemed an election by Seller to not remedy any such matters. If Seller shall be unable or unwilling to remedy any matters (other than Voluntary Liens and other matters created by Seller which Seller shall be obligated to cure or remove as provided herein) as to which Buyer has objected, Buyer may elect either (i) to terminate this Agreement by notice given to Seller within the sooner to occur of (X) two (2) Business Days following Buyer’s receipt of Seller’s notice and (Y) the Closing Date, whereupon the Deposit shall be refunded to Buyer and neither party shall have any further obligations to the other hereunder, except for the indemnity provided in Section 4.1(b), or (ii) to proceed to Closing in accordance with the terms and conditions of this Agreement, notwithstanding such matter and without any abatement or reduction in the Purchase Price on account thereof. At the Closing, Seller shall execute and deliver such affidavits and indemnities as the Title Company or Buyer or its lender may reasonably require, including, without limitation, a so-called owner’s affidavit (“Title Affidavit”) in such form as will permit the Title Company to issue the Title Policy without exceptions for parties-in-possession or mechanic’s liens and a so-called gap indemnity in such form as will permit the Title Company to release the Purchase Price to Seller prior to recording the deed and the other applicable closing documents.
4.3    Financing Contingency. Buyer shall use commercially reasonable efforts to obtain a firm commitment on terms reasonably acceptable to Buyer from a lender acceptable to Buyer to finance the acquisition of the Property. Buyer’s prospective lenders shall have the same rights as Buyer under Section 4.1(a) to inspect the Diligence Materials and Property during the Contingency Period, provided that Buyer’s indemnity and insurance coverage specified in Section 4.1(b) shall extend to said prospective lenders. If Buyer is unable to obtain a reasonably satisfactory (as solely determined by Buyer) firm commitment for financing for its acquisition of the Property, then Buyer may terminate this Agreement by delivering written notice thereof to Seller on or before 5:00 p.m. Pacific Time on the last day of the Contingency Period, in which case the Deposit shall be promptly returned to Buyer and, except for the indemnity provided in Section 4.1(b), this Agreement shall be null and void and of no further force and effect. Buyer’s failure to timely deliver such written notice of termination shall be conclusively deemed to mean that Buyer has obtained satisfactory financing necessary to proceed with its purchase of the Property and has waived its financing contingency hereunder.
4.4    Satisfaction of Contingencies. Upon the satisfaction or deemed satisfaction of the contingencies provided for in this Article 4, the Deposit shall thereafter be non-refundable to Buyer except in the event of a default by Seller hereunder or a failure of a condition precedent to Buyer’s obligation to close pursuant to Section 5.2.
5.Escrow and Closing
5.1    Closing Date. Through the Escrow Holder at the Title Company, Buyer and Seller shall consummate this transaction on the Closing Date or such earlier date upon which Buyer and Seller may mutually agree, provided, however, that if required by Buyer’s lender, Buyer shall have the one-time right to adjourn the Closing for a period not to exceed five (5) calendar days by giving written notice to Seller at any time prior to the Closing Date.
5.2    Conditions Precedent.

(a)    The obligation of Buyer to acquire the Property from Seller shall be subject to the satisfaction of the following conditions precedent on and as of the dates set forth below: (a) On or prior to the Closing Date, Seller shall have duly executed, acknowledged (where appropriate) and delivered into escrow with the Title Company all of the documents and deliverables set forth in Section 5.3 below, (b) on or prior to the Closing Date, Seller shall have delivered to Buyer fully executed, true, accurate and complete copies of the Diligence Materials, (c) all representations and warranties of Seller made herein shall be true, correct and complete on and as of the Closing Date, as if such representations and warranties were first made on the Closing Date, (d) Seller shall have performed all covenants and obligations required to be performed by Seller on or before the Closing Date, and (e) the Title Company shall be irrevocably committed to issue the Title Policy to the Buyer
(b)    The obligation of Seller to sell and convey the Property to Buyer shall be subject to the satisfaction of the following conditions precedent on and as of the dates set forth below: (i) On or prior to the Closing Date, Buyer shall have duly executed, acknowledged (where appropriate) and delivered into escrow with the Title Company all of the documents and deliverables set forth in Section 5.4 below, (ii) on or prior to the Closing Date, Buyer shall have delivered the entire Purchase Price to Escrow Holder, and (iii) all representations and warranties of Buyer made herein shall be true, correct and complete on and as of the Closing Date, as if such representations and warranties were first made on the Closing Date.
5.3    Deposits and Deliveries by Seller. Seller shall deposit or cause to be deposited into escrow with the Title Company, (or at Seller’s election, at the office of Stewart Title Guaranty Company, 7676 Hazard Center Drive, #820, San Diego, California 92108, to the attention of a title officer to be designated by Escrow Holder at least five (5) Business Days prior to the Closing Date), the following documents duly executed and acknowledged as required:
(a)    A deed in the form attached hereto as Exhibit C (the “Deed”), together with a separate affidavit signed by Seller, stating the amount of transfer tax due on recordation of the Deed and requesting the Santa Clara County Recorder attach such affidavit to the Deed after recordation.
(b)    A Bill of Sale in the form attached hereto as Exhibit D transferring the Personal Property, if any, to Buyer (the “Bill of Sale”).
(c)    A counterpart of a Lease Termination Agreement in a form to be mutually agreed by Seller and Buyer prior to the Closing Date, terminating the Nanosyn Lease as of the Closing Date, including a cancellation of the letter of credit thereunder and delivery to Escrow Holder of the original of such letter of credit (collectively, the “Lease Termination Agreement”).
(d)    An Affidavit of Non-Foreign Status in the form attached hereto as Exhibit F (the “Non-Foreign Affidavit”).
(e)    A counterpart of an Assignment of Intangible Property and Service Contracts in the form attached hereto as Exhibit G transferring to Buyer all of the Intangible Property and Service Contracts (the “Assignment of Intangible Property and Service Contracts”).

(f)    Seller’s written escrow instructions to close escrow in accordance with the terms of this Agreement, and Seller’s executed settlement statement as prepared by the Title Company and approved by Seller.
(g)    Such other documents, resolutions, consents and affidavits required by the Title Company (including, without limitation, the Title Affidavit) to effect the valid consummation of the transaction evidenced by this Agreement.
5.4    Deposits and Deliveries by Buyer. Buyer shall deposit or cause to be deposited into escrow with the Title Company, each of the following documents duly executed and acknowledged as required and funds:
(a)    Preliminary Change of Ownership Report (“PCOR”), to be submitted (but not recorded) with the Deed and requesting the Santa Clara County Recorder forward the same to the Santa Clara County Assessor’s Office.
(b)    A counterpart of the Lease Termination Agreement, executed by Nanosyn.
(c)    A counterpart of the Assignment of Intangible Property and Service Contracts.
(d)    Buyer’s written escrow instructions to close escrow in accordance with the terms of this Agreement, and Buyer’s executed settlement statement as prepared by the Title Company and approved by Buyer.
(e)    Cash, wire transfer, cashier’s check, or other immediately available funds, which, together with the Deposit, shall equal the amount shown as due from Buyer on Buyer’s executed settlement statement.
(f)    Such other documents, resolutions, consents and affidavits required by the Title Company to effect the valid consummation of the transaction evidenced by this Agreement.
5.5    Closing. The Title Company shall close escrow on the Closing Date when it has received all of the documents and funds listed in Sections 5.3 and 5.4. The Title Company shall close escrow by:
(a)    Recording the Deed, and submitting the transfer tax affidavit and PCOR therewith.
(b)    Issuing to Buyer the Title Policy with the Required Endorsements insuring Buyer in the amount of the Purchase Price that fee simple absolute title to the Real Property is vested in Buyer, subject only to the exceptions to title set forth in the Title Report that have not been objected to by Buyer and any additional exception items securing Buyer’s acquisition financing for the Property.

(c)    Delivering to Seller the Purchase Price, after deducting Seller’s share of closing costs and prorations, and the counterpart originals of the Lease Termination Agreement and Assignment of Intangible Property and Service Contracts, each duly executed by Buyer.
(d)    Delivering to Buyer the original of the Bill of Sale, the counterpart originals of the Lease Termination Agreement and Assignment of Intangible Property and Service Contracts, and the Non-Foreign Affidavit, each duly executed by Seller.
(e)    Delivering to Buyer and Seller copies of all other documents and things deposited and/or delivered through escrow, the originals of which are not being delivered by the Title Company to such parties, together with Title Company’s final Buyer’s and Seller’s closing statements for the subject transaction.
5.6    Prorations. The following are to be apportioned, based on a 365-day calendar year, as of the Closing Date, as follows:
(a)    Rent/Property Charges. Rent actually collected under the Lease, and, to the extent not paid directly by Nanosyn or Seller, taxes, insurance, utilities, management, service and operating expenses payable to Seller as landlord under the Lease.
(b)    Other Apportionments. Amounts payable under annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses and other recurring costs shall be apportioned as of the Closing Date.
(c)    Service Contracts. Fees and charges under the Service Contracts (other than the Service Contracts that are to be terminated or which are not assumed by Buyer at Closing in accordance with Section 6.4(e) shall be prorated on a per diem basis based upon the per diem charges obtained by using the most recent billing statement rendered to Seller by the applicable service provider and, after an actual statement is received, a copy shall be delivered to Buyer or Seller, as applicable, and the apportionment of such charges hereunder shall be recomputed if necessary.
(d)    Fuel and Utilities. Fuel, electricity, water and other utility costs (including, without limitation, water rates and charges and sewer and vault taxes and rents) that are not the responsibility of Nanosyn under the Lease shall be apportioned as of the Closing Date, provided, however, that if there are any water, gas or electric meters located at the Property, Seller shall obtain readings thereof to a date not more than thirty (30) days prior to the Closing Date and the unfixed water rates and charges, sewer taxes and rents and gas and electricity charges, if any, based thereon for the intervening time shall be apportioned on the per diem basis on the basis of such readings. If such readings are not obtainable by the Closing Date, then, at the Closing, any water rates and charges, sewer taxes and rents and gas and electricity charges which are based on such readings shall be prorated based upon the per diem charges obtained by using the most recent period for which such readings shall then be available. Upon the taking of subsequent actual readings, the apportionment of such charges shall be recalculated and Seller or Buyer, as the case may be, shall make prompt payment to the other based upon such recalculations.

(e)    Real Estate Taxes and Special Assessments. General real estate taxes and assessments shall be prorated by Seller and Buyer as of the Closing Date based on the rates and assessed valuation applicable in the tax year for which assessed.
(f)    Insurance Premiums. No insurance policies of Seller are to be assigned or otherwise transferred to Buyer, and no apportionment of the premiums therefor shall be made.
(g)    Adjustment/Reconciliation. Seller and Buyer shall jointly prepare a preliminary Closing adjustment on the basis of the Lease and other sources of income and expenses, and shall deliver such computation to the Title Company prior to Closing. If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be calculated as soon as practicable after the Closing Date, provided, however, all such adjustments and reconciliations shall occur no later than one hundred eighty (180) days after the Closing Date. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.
(h)    Errors. If either party discovers any errors in the Closing adjustments within one hundred eighty (180) days after the Closing Date, the parties shall make such adjustments and reconciliations as are necessary to correct such errors; provided, however, all such adjustments and reconciliations shall occur no later than one hundred eighty (180) days after the Closing Date.
(i)    Survival. The provisions of this Section 5.6 shall survive the Closing.
5.7    Closing Costs. Seller shall pay the cost of the County of Santa Clara transfer tax, the CLTA portion of the title insurance premiums for Owner’s Policy (but only for a liability amount up to the Purchase Price), and Seller’s legal fees and costs incurred in connection with the contemplated transaction. Buyer shall pay all sales tax (if any) on the Personal Property, the balance of the ALTA title insurance premium and endorsements, the costs of any ALTA survey and Buyer’s legal fees and costs incurred in connection with the contemplated transaction. The City of Santa Clara transfer tax, if any, shall be shared equally by Buyer and Seller. Escrow and recording fees and all other costs and charges of the escrow for the sale not otherwise provided for in this Section 5.7 shall be split equally between Buyer and Seller.
5.8    Possession. The Nanosyn Lease shall terminate and right to possession of the Property shall transfer to Buyer on the Closing Date.
5.9    Filing Of Reports. Title Company shall be solely responsible for the timely filing of any reports or returns required pursuant to the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated in this Agreement.
6.Representations, Warranties, Covenants and Agreements.
6.1    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer, which are true in all respects as of the Contract Date and shall be true in all respects on the Closing Date:
(c)    Seller is an Oregon corporation, duly formed, validly existing and in good standing under the laws of the State of Oregon, is duly qualified to conduct business in the State of California and has the full power, authority and legal right to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents and agreements executed or to be executed pursuant to this Agreement, have been duly authorized by all necessary action on the part of Seller and upon the execution and delivery of this Agreement and any such document, this Agreement and each such document shall constitute the valid and binding obligations and agreements of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
(d)    Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and any related regulations.
(e)    None of the execution, delivery or performance of this Agreement or any other document to be executed, delivered or performed by Seller hereunder, nor compliance with the terms and provisions hereof or thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller or the Property is bound.
(f)    There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending or, to Seller’s knowledge, threatened against Seller or the Property or the transaction contemplated by this Agreement (other than any such matters of which Nanosyn received a written notice that was not delivered by Nanosyn to Seller). There are no legal actions, suits or proceedings pending by Seller against Nanosyn under the Lease, including, without limitation, any summary dispossess or other eviction or ejectment proceedings.
(g)    Other than the Lease, Seller has not entered into, and to Seller’s knowledge, the Property is not subject to, any contract or agreement with respect to the occupancy of the Property (or any portion thereof).
(h)    Other than the Service Contracts, Seller has not entered into, and to Seller’s knowledge, the Property is not subject to, any contract or agreement with respect to the management, operation or maintenance of the Property (or any portion thereof) or otherwise affecting the Property (or any portion thereof). The copies of the Service Contracts heretofore delivered (or to be delivered) by Seller to Buyer are (or will be) true, correct and complete copies thereof; the Service Contracts have not been amended except as evidenced by amendments similarly delivered. Each of the Service Contracts is in full force and effect on the terms set forth therein, and to Seller’s knowledge, there are no defaults under the Service Contracts, or circumstances which with the giving of notice, the passage of time or both, would constitute a default by any party thereunder.
(i)    Other than the Lease and the Service Contracts, Seller has not entered into any contract or agreement with respect to the Property which will be binding on Buyer or the Property after the Closing. Seller has engaged no property manager to manage the Property.
(j)    Seller has not received any written notice alleging that the Property violates any Laws and Restrictions, and, to Seller’s knowledge, the Property does not violate any Laws and Restrictions in any material respect. To the extent that the obligation to obtain all material licenses, permits and other authorizations necessary for the current use, occupancy and operation of the Property is Seller’s obligation and is not the obligation of Nanosyn under the lease, there are presently in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation of the Property.
(k)    No investigation, action or proceeding is pending and, to Seller’s knowledge, no action or proceeding is threatened and no investigation looking toward any action or proceeding has begun, which involves any condemnation or eminent domain proceeding against any part of the Property, or which involves any modification or realignment of any intersection, street or highway adjacent to the Property or which could affect the present use or zoning of the Property (other than any such matters of which Nanosyn received a written notice that was not delivered by Nanosyn to Seller).
(l)    Seller has not received any written notice of, and has no knowledge of, any proposed or pending increase in the assessed valuation or rate of taxation of any or all of the Property from that reflected on such real estate tax bills. No Tax Proceedings are currently pending or subject to appeal or will be currently pending or subject to appeal as of the Closing Date.
(m)    To Seller’s knowledge, the Property is free from any Hazardous Materials, except for such Hazardous Materials as are brought onto the Property by Nanosyn and such Hazardous Materials as are maintained in the ordinary course of business at the Property and in accordance with Laws and Restrictions. Seller has not received written notification, and has no knowledge, that any governmental or quasi-governmental authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Property.
(n)    No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or, to Seller’s knowledge, threatened against Seller (other than any such threatened matters of which Nanosyn received a written notice that was not delivered by Nanosyn to Seller), nor are any such proceedings contemplated by Seller, nor to Seller’s knowledge do any grounds exist for any such proceedings to be instituted against Seller. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, or admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally, and Seller has received no written notice of and has no knowledge of (i) the filing of any involuntary petition by Seller’s creditors, (ii) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, or (iii) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.

(o)    To Seller’s knowledge, all Diligence Materials and other items and documents delivered by or on behalf of Seller to Buyer pursuant to this Agreement, are true, accurate and complete in all material respects.
(p)    Seller has not entered into any other outstanding contracts for the sale of all or any portion of the Property, nor do there exist any rights of first offer, first refusal or options to purchase all or any portion of the Property, other than as set forth in the Lease.
(q)    Seller has no employees at the Property. Seller has no employees for whom Buyer shall have any liability or responsibility after the Closing, and there are no employment agreements, union agreements, benefit agreements, pension plans, or collective bargaining agreements, at or otherwise affecting the Property to which Seller is bound which will survive the Closing or for which Buyer will be responsible for or have any liability for after the Closing.
(r)    Neither Seller nor, to Seller’s knowledge, any of its respective partners, members, shareholders or other equity owners, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).
6.2    Survival of Seller’s Representations. All representations and warranties made in this Agreement by Seller shall survive the Closing for the Survival Period, provided that no action based on a breach of any such representations or warranties shall be commenced after the expiration of the Survival Period.
6.3    Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller, which are is true in all respects as of the Contract Date and shall be true in all respects on the Closing Date:
(g)    Each Buyer an individual and has the full power, authority, legal right and legal competency to enter into and perform this Agreement. The execution, delivery and performance of this Agreement and all documents and agreements executed or to be executed pursuant to this Agreement, have been duly authorized by all necessary action on the part of Buyer and upon the execution and delivery of this Agreement and any such document, this Agreement and each such document shall constitute the valid and binding obligations and agreements of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
(h)    There is no pending and Buyer has no knowledge of any threatened actions or proceedings before any court or administrative agency which will materially adversely affect the ability of Buyer to perform Buyer’s obligations under this Agreement.
(i)    To Buyer’s knowledge, no attachments, execution proceedings,

assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or threatened against Buyer, nor are any such proceedings contemplated by Buyer, nor to Buyer’s knowledge do any grounds exist for any such proceedings to be instituted against Buyer. Buyer has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, or admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally, and Buyer has received no written notice of and has no knowledge of (i) the filing of any involuntary petition by Buyer’s creditors, (ii) the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, or (iii) the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets.
All representations and warranties made in this Agreement by Buyer shall survive the Closing for the Survival Period, and no action based on a breach of any such representations or warranties shall be commenced after the expiration of the Survival Period.
6.4    Seller Covenants. Seller shall, between the Contract Date and the Closing Date (to the extent any of the following are not otherwise the obligation of Nanosyn under the Lease):
(f)    continue to operate, manage, renovate and maintain the Property in a good and businesslike manner consistent with its current practices, and maintain in existence all permits and insurance policies relating to the Property and held by Seller that are in existence as of the date of this Agreement. and not remove from the Property any Personal Property unless such item is replaced by an item of similar utility and value.
(g)    comply in all material respects with all Laws and Restrictions; provided, however, in no event shall Seller be obligated to perform any capital improvements in connection with this provision.
(h)    comply with all of the terms, covenants and conditions contained in the Lease, the Service Contracts and any other agreement affecting the Property and to monitor compliance thereunder in a manner consistent with Seller’s current practices.
(i)    Not to enter into, modify, amend or terminate any Lease or Service Contract or any other agreement with respect to the Property, which would encumber or be binding upon the Property from and after the Closing Date, without in each instance obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Contingency Period but may be withheld in Buyer’s sole and absolute discretion thereafter.
(j)    terminate effective as of the Closing Date (at no cost or expense to Buyer) any and all Service Contracts which Buyer requests Seller to terminate by notice given to Seller at least five (5) Business Days prior to the Closing Date.
(k)    promptly notify Buyer of any material change in the condition of the Property of which Seller becomes aware or of any event or circumstance which makes any representation or warranty of Seller to Buyer under this Agreement untrue or misleading in any material respect.
(l)    after the expiration of the Contingency Period, if this Agreement has not been terminated, not market the Property or otherwise solicit or accept any offers or inquiries regarding the Property, or entertain offers or take or enter into back-up offers or back-up sale contracts (and prior to the expiration of the Contingency Period, Seller agrees to affirmatively disclose in writing the existence of this Agreement in all of seller’s marketing activities or negotiations with third parties with respect to the Property).
(m)    not commence any Tax Proceedings for the reduction of the assessed valuation of the Property for any tax year or challenging the tax rates or other components used in determining real estate taxes.
(n)    reasonably cooperate with Buyer, at no out-of-pocket cost or expense to Seller, with respect to all matters related to this Agreement.
6.5    Disclaimer of Warranties; “AS IS” Purchase. Buyer acknowledges that it will have had an opportunity to conduct due diligence inspections of the Property and will acquire the Property in its current condition based on its due diligence inspections. Buyer acknowledges and agrees that the Property is to be conveyed by Seller to Buyer “as is, with all faults,” and substantially in its current condition. Buyer further acknowledges and agrees that, except for the representations and warranties by Seller set forth in Section 6.1 above, the sale of the Property to Buyer is made without any warranty or representation of any kind by Seller, either express or implied or arising by operation of law, and Seller shall have no liability with respect to the value, uses, habitability, merchantability, condition, design, operation, rents, financial condition or prospects, or fitness for purpose or use of the Property (or any part thereof), or any other aspect, portion or component of the Property, including: (i) the physical condition, nature or quality of the Property, including the quality of the soils on and under the Property and the quality of the labor and materials included in any improvements, fixtures, equipment or personal property comprising a portion of the Property; (ii) the fitness of the Property for any particular purpose; (iii) the presence or suspected presence of Hazardous Materials on, in, under or about the Property (including the soils and groundwater on and under the Property); and (iv) existing or proposed governmental Laws and Restrictions applicable to the Property or the further development or change in use thereof, including environmental laws and laws or regulations dealing with zoning or land use. Further, Seller shall have no liability for any latent, hidden, or patent defect as to the Property or the failure of the Property, or any part thereof, to comply with any applicable Laws and Restrictions. In particular, Buyer acknowledges and agrees that the Property information made available to Buyer under this Agreement (and any other information Buyer may have obtained regarding in any way any of the Property, including without limitation, its operations or its financial history or prospects from Seller or its agents, employees or other representatives) is delivered to Buyer as a courtesy, without representation or warranty as to its accuracy or completeness and not as an inducement to acquire the Property; that nothing contained in any deliveries of Property information shall constitute or be deemed to be a guarantee, representation or warranty, express or implied, in any regard as to any of the Property; and that Buyer is relying only upon the provisions of this Agreement and its own independent assessment of the Property and its prospects in determining whether to acquire the

Property.
BUYER’S INITIALS: /s/ OI NS
6.6    Release of Seller. Except as specifically provided in this Agreement (including, without limitation, as specifically provided in the representations and warranties of Seller provided herein), Seller and its principals, agents and employees are hereby released from all responsibility and liability regarding the valuation, saleability, physical condition or utility of the Property, or its suitability for any purpose whatsoever. Buyer acknowledges that any information of any type that Buyer has received or may receive from Seller, its property manager or their respective agents, including, without limitation, any environmental reports and surveys, is furnished on the express condition that Buyer shall make an independent verification of the accuracy of such information, all such information being furnished without any warranty whatsoever. Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code (“Section 1542”) and any similar law of any other state, territory or jurisdiction. Section 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BUYER’S INITIALS: /s/ OI NS
Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement. The provisions of this Section 6.6 shall in no event be construed to restrict Buyer from commencing an action against Seller during the Survival Period for breach of an express representation or warranty made by Seller herein. The provisions of this Section 6.6 shall survive Closing.
7.Indemnification. Buyer agrees to indemnify, protect and defend Seller against and hold Seller harmless from any claims, losses, damages, costs or expenses including, without limitation, any reasonable attorneys’ fees, asserted against, incurred or suffered by Seller resulting from any breach by Buyer following the Closing Date of express obligations of Buyer arising under this Agreement. The obligations of Buyer under this Section 7 shall terminate twelve (12) months after the Closing Date for all claims except any which have been made in writing and delivered to Buyer on or prior to the end of such twelve (12) month period.
8.Default by Buyer and Liquidated Damages; Default by Seller.
8.1    Default by Buyer and Liquidated Damages. In the event that (i) all of the conditions to this Agreement shall have been satisfied, or waived in writing by Buyer, (ii) Seller shall have performed or tendered performance of all of its obligations under this Agreement, and (iii) Buyer shall default in its obligation to purchase the Property, then the Deposit shall be paid by

Title Company to Seller as liquidated damages. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THE AMOUNT OF THE DEPOSIT IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE UNDER THE FOREGOING CONDITIONS, AND IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT. BUYER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF SELLER IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER.
BUYER’S INITIALS: /s/ OI NS SELLER’S INITIALS: /s/ MP
8.2    Default by Seller. If Buyer discovers prior to Closing that Seller shall have made any representation or warranty herein that is untrue, incorrect or misleading in any material respect, or if Seller shall fail to perform any of the material covenants and agreements contained herein to be performed by Seller at or prior to the Closing, Buyer may, as its sole and exclusive remedy, either (a) terminate this Agreement and receive a refund of the Deposit and receive reimbursement from Seller for Buyer’s out-of-pocket costs and expenses (including diligence costs and reasonable attorneys’ fees) incurred in connection with this transaction or (b) pursue a suit for specific performance; provided, however, if Buyer is unsuccessful in its suit for specific performance it shall nevertheless be entitled to the remedies provided in clause (a) above. If the Closing shall not occur hereunder due to a failure of any condition precedent set forth in Section 5.2(a) that is not addressed in the preceding sentence, then Buyer may terminate this Agreement and receive a refund of the Deposit. If Buyer discovers following the Closing that Seller made any representation or warranty herein that is untrue or misleading in any material respect, or if Seller shall fail to perform any of its Surviving Obligations, then Buyer shall have all remedies available to it at law or in equity. Notwithstanding the foregoing or anything stated to the contrary in this Agreement, in no event will Seller’s liability exceed the Purchase Price received under this Agreement.
BUYER’S INITIALS: /s/ OI NS SELLER’S INITIALS: /s/ MP
Damage and Destruction; Condemnation. Seller shall notify Buyer immediately of the occurrence of any damage to or destruction of the Property, or the institution or maintenance of any condemnation or similar proceedings with respect to the Property. In the event of any damage to or destruction of the Property for which the cost to repair exceeds $100,000.00, or is not fully covered by insurance, or in the event any such condemnation or other proceedings are instituted or maintained, Buyer at its option either (i) may terminate this Agreement by written notice to Seller, or (ii) may consummate the purchase evidenced by this Agreement. In all other events or in the event that Buyer elects to consummate the purchase pursuant to (ii) above, all insurance or condemnation proceeds, including business interruption and rental loss proceeds, collected by Seller prior to the Closing Date, together with an amount equal to all deductible amounts under the insurance policies covering such damage or destruction, shall be credited against the Purchase Price on Buyer’s account, and all entitlement to all other insurance or condemnation proceeds arising out of such damage or destruction or proceedings and not collected prior to the Closing Date shall be assigned by Seller to Buyer on the Closing Date, and all such deductible amounts not credited against the Purchase Price shall be immediately paid by Seller to Buyer.
9.Commissions. Each party to this Agreement warrants to the other that no person or entity can properly claim a right to a real estate commission, broker’s fee, real estate finder’s fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, “Real Estate Compensation”) based upon the acts of such warranting party with respect to the transaction contemplated by this Agreement, other than Cornish & Carey Commercial Newmark Knight Frank and Colliers International (collectively, “Broker”). Seller shall, pursuant to (and in accordance with the terms of a) separate agreement or agreements with Broker, pay to Broker at Closing all Real Estate Compensation due to Broker in connection with the transactions contemplated hereby. In the event of a claim for Real Estate Compensation in connection herewith other than from Broker: (i) Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, shall indemnify and defend Seller against and hold Seller harmless (using counsel reasonably satisfactory to Seller) from any and all damages, liabilities, costs, expenses and losses (including, without limitation, attorneys’ fees and costs) that Seller sustains or incurs by reason of such claim; and (ii) Seller, if such claim is based upon any agreement alleged to have been made by Seller, shall indemnify and defend Buyer against and hold Buyer harmless (using counsel reasonably satisfactory to Buyer) from any and all damages, liabilities, costs, expenses and losses (including, without limitation, attorneys’ fees and costs) that Buyer sustains or incurs by reason of such claim. The provisions of this subsection shall survive the termination of this Agreement or the Closing.
10.General Provisions.
11.1    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and (i) personally delivered, (ii) sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or other reputable overnight courier service, or (iv) transmitted by facsimile with a hard copy sent within one (1) business day by any of the foregoing means, and in all cases addressed as follows:

To Seller:	Symyx Solutions, Inc.
c/o Accelrys, Inc.
10188 Telesis Court, Suite 100
San Diego, CA 92121
Attn: David Mersten
Fax: 858-408-3302
Phone: 858-799-5000
with copies to:
Real Tech
1601 Dove Street, Suite 210
Newport Beach, CA 92660
Attn: Kim Josephson
Fax: 949-789-0727
Phone: 949-789-0721

and
Stein & Lubin LLP
600 Montgomery Street, 14th Floor
San Francisco, CA 94111
Attn: Seagrumn L. Gilbert
Fax: 415-981-4343
Phone: 415-981-0550

To Buyer:	Olga Issakova and Nikolai Sepetov
3100 Central Expressway
Santa Clara, CA 95051
Fax No. 408-987-2001
Phone No. 408-987-2004

with copies to:	Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attn: Laurie C. Nelson
Fax No. 646- 728-1584
Phone No. 212-596-9222

Any such notice shall be deemed delivered as follows: (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if sent by “next business day” Federal Express or other reputable overnight courier service, the next business day after being sent; or (c) if sent by facsimile transmission, the date transmitted to the person to receive such notice if sent by 5:00 p.m. Pacific Time and the next business day if sent after 5:00 p.m. Pacific Time, provided in either case that there is evidence of such transmission printed by the sending machine. Any notice sent by facsimile transmission must be confirmed by personally delivering or mailing a copy of the notice sent by facsimile transmission. Any party may change its address for notice by written notice given to the other at least three (3) business days before the effective date of such change in the manner provided in this Section 11.1.

11.2    Entire Agreement; No Modifications. This Agreement, together with the exhibits attached hereto, incorporates all agreements, warranties, representations and understandings between the parties to the Agreement with respect to the subject matter hereof and constitutes the entire agreement of Seller and Buyer with respect to the purchase and sale of the Property. Any prior or contemporaneous correspondence, memoranda, understandings, offers, negotiations and agreements, oral or written, are merged herein and replaced in total by this Agreement and the exhibits hereto and shall be of no further force or effect. This Agreement may not be modified or amended except in a writing signed by Seller and Buyer.
11.3    Time. Time is of the essence in the performance of the parties’ respective obligations set forth in this Agreement.
11.4    Attorneys’ Fees. If either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover all costs and expenses including, without limitation, reasonable attorneys’ and paralegals’ fees and expenses, incurred by such prevailing party. The foregoing includes, without limitation, attorneys’ fees, expenses and costs of investigation incurred in appellate proceedings, costs incurred in collection of any award(s), judgment or other relief, costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code, 11 United States Code Section 101 et seq., or any successor statutes.
11.5    Exculpation. No constituent shareholder, member or partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, manager, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times. Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.
11.6    Successors and Assigns. Except as permitted by this Section 11.6 or Section 11.18, this Agreement may not be assigned by Seller or Buyer without the prior written consent of the other party which may be granted or withheld by the other party in its sole and absolute discretion. Subject to the foregoing provision, this Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns. Anything in this Agreement to the contrary notwithstanding, Buyer shall have the right, upon written notice to Seller, but without Seller’s consent, on or prior to the Closing Date, to assign this Agreement to one or more trusts, limited partnerships, limited liability companies, corporations and/or tenancies-in-common, and upon Buyer’s assignment of this Agreement and the assignee’s assumption of Buyer’s rights and obligations hereunder, the assigning Buyer shall be released from all obligations under, and any liability accruing pursuant to, this Agreement.
11.7    Counterparts. This Agreement may be executed in one or more counterparts and each such counterpart shall be deemed to be an original; all counterparts so executed shall constitute one instrument and shall be binding on all of the parties to this Agreement notwithstanding that all of the parties are not signatory to the same counterpart. Facsimile copies of this Agreement signed by the parties shall be binding and enforceable as if the same were executed originals.
11.8    Construction. This Agreement shall be governed by and construed under the laws of the State of California, without regard to such state’s conflicts of laws provisions. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Further, each party hereby acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement and the schedules or exhibits to it, and, given the opportunity each has had to comment, each shall be deemed to have drafted it. As such, the terms of this Agreement and the schedules or exhibits to it shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications, schedules or exhibits hereto or thereto. If any provision of this Agreement shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Agreement and all such other provisions shall remain in full force and effect.
11.9    No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver.
11.10    Further Acts. Each party, at the request of the other, shall execute, acknowledge or have notarized (if appropriate) and deliver in a timely manner such additional documents, and do such other additional acts, also in a timely manner, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.
11.11    No Intent to Benefit Third Parties. Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party, and no third party shall be entitled to enforce, or otherwise shall acquire any right, remedy or benefit by reason of, any provision of this Agreement.
11.12    Performance Due On Day Other Than Business Day. If the time period for the performance of any act called for under this Agreement expires on a Saturday, Sunday or any other day on which banking institutions in the State of California are authorized or obligated by law or executive order to close (a “Holiday”), the act in question may be performed on the next succeeding day that is not a Saturday, Sunday or Holiday.
11.13    No Joint Venture. Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.
11.14    Venue. Each of the parties hereto consents to the jurisdiction of any court in the County of Santa Clara, California for any action arising out of matters related to this Agreement. Each of the parties hereto waives the right to commence an action in connection with this Agreement in any court outside of such County.
11.15    Waiver of Jury Trial. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (each, an “Action”) (a) arising out of this Agreement, including any present or future amendment thereof or (b) in any way connected with or related or incidental to the dealings of the parties or any of them with respect to this Agreement (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether such Action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which party asserts such Action; and each party hereby agrees and consents that any such Action shall be decided by court trial without a jury, and that any party to this agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.
11.16    Not an Offer. Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller nor shall presentation of drafts hereof by one party to the other be deemed an offer, and this Agreement shall only become a binding and enforceable contract upon execution hereof by both parties.
11.17    No Merger. The provisions of this Agreement shall not merge with the delivery of the Deed but shall, except as otherwise provided in this Agreement, survive the Closing.
11.18    Tax Deferred Exchange. In the event either party desires to engage in a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, the other party shall reasonably cooperate with such exchange by executing such documents and instruments as shall be customarily used by the exchanging party’s qualified exchange intermediary, so long as the other party assumes no obligations and incurs no cost or expense in connection therewith.
11.19    Publicity. Except as may be required by Laws and Restrictions, neither Seller nor Buyer shall contact or conduct negotiations with public officials or otherwise furnish any information regarding this Agreement or the transactions contemplated to any third party without the consent of the other party, which consent may be withheld by said other party in its sole discretion. In no event shall any such announcements or press releases of Seller or Buyer identify the other party without the prior written consent of said other party, which may be withheld in its sole discretion.
11.20    Joint and Several Liability. If more than one person or entity is named as Seller or Buyer in this Agreement and executed the same as Seller or Buyer, as applicable, then the word “Seller” or “Buyer”, as applicable, whenever used herein shall refer to all such persons or entities, and the liability of such persons or entities for compliance with or for the performance of all terms, conditions, covenants and provisions hereof shall be joint and several.
11.21    Survival. The provisions of this Section 11 shall survive the Closing or any earlier termination of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date and year first written above:

BUYER: /S/ OLGA ISSAKOVA ____________________________ OLGA ISSAKOVA, AN INDIVIDUAL /S/NIKOLAI SEPETOV __________________________ NIKOLAI SEPETOV, AN INDIVIDUAL
SELLER: SYMYX SOLUTIONS, INC., AN OREGON CORPORATION By: /s/ Michael A. Piraino _______________________ Name: Michael A. Piraino Its: Vice President and Treasurer

The provisions of this Agreement are hereby consented to:

ESCROW HOLDER:

KENSINGTON-VANGUARD NATIONAL LAND SERVICES,
AS AGENT FOR STEWART TITLE GUARANTY COMPANY
/s/ Heather Fiocchi
By: _____________________________
Name: Heather Fiocchi
Its: Coordinator
[Signature Page to Purchase Agreement]

Exhibit A
LEGAL DESCRIPTION
THE LAND SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SANTA CLARA, CITY OF SANTA CLARA, DESCRIBED AS FOLLOWS:

PARCEL ONE:
Parcel 2, as shown on the Parcel Map filed for record September 12, 1975 in the Office of the County Recorder of Santa Clara County in Book 361 of Maps, at Pages 25, 26 and 27,

PARCEL TWO:

A non-exclusive easement for ingress and egress over the following described real property.

A portion of that 2.238 acre parcel shown as Parcel 3 on that Parcel Map filed for record on September 12, 1975 in Book 361 of Maps, at Pages 25, 26 and 27, Santa Clara County Records, more particularly described as follows:
A strip of land 12.5 feet wide lying adjacent to and Easterly of the Western boundary of said Parcel 3. The western boundary of said strip being more particularly described as follows:

Beginning at the most Southwesterly corner of said Parcel 3; thence from said Point of Beginning along the Western boundary of said Parcel 3, North 0° 24' 20" West, 30.00 feet to the True Point of Beginning; thence from said True Point of Beginning continuing along the Western boundary of said Parcel 3, 252.00 feet.

PARCEL THREE:

Non-exclusive easements for ingress and egress over a portion of parcel 1, as shown on Parcel Map filed in Book 361 of Maps, at Pages 25. 26 and 27, being more particularly described as follows:

Easement "A"

Beginning at a point which bears North 00° 24' 20" West, 31.64 feet from the Southeast corner of said Parcel 1; thence from said Point of Beginning South 89° 17' 05" West, 45.00 feet; thence North 00° 24' 20" West, 131.49 feet; thence North 44° 35' 40" East, 35.35 feet; thence South 00° 24' 20" East, 99.25 feet; thence South 45° 24' 20" East, 16.97 feet; thence North 89° 17' 05" East, 8.00 feet to a point in the Eastern boundary of Parcel 1; thence South 00° 24' 20" East, 45.00 feet to the Point of Beginning.

Easement "B"

A strip of land 20 feet in width lying Westerly of and being contiguous to a portion of the Eastern boundary line of said Parcel 1, the Eastern line of said strip being more particularly described as follows:
Beginning at a point on said Eastern boundary line from which the Southeast corner of Parcel 1 bears South 00° 24' 20" East, 152.54 feet; thence from said Point of Beginning North 00° 24' 20" West 128.50 feet.

PARCEL FOUR:

A non-exclusive easement for ingress and egress over a portion of that 2.238 acre shown as Parcel 3 on that Parcel Map filed for record on September 12, 1975 in Book 361 of Maps, at Pages 25, 26 and 27 Santa Clara County Records, said easement being more particularly described as follows:

Beginning at the Southwest corner of said Parcel 3; thence along the westerly boundary line of said Parcel 3, North 00° 24' 20" west, 30.00 feet to the True Point of Beginning; thence from said True Point of Beginning North 89° 17' 05" East, 294.76 feet; thence through a curve to the right tangent to the last bearing having a central angle of 62° 42'

36" and a radius of 20.00 feet from an arc distance of 21.89 feet to a point on the Southeasterly boundary line of said Parcel 3; thence along said Southeasterly boundary line North 45° 10' 12" East, 44.91 feet to a point in the Westerly right-of-way line of Oakmead Village Drive as said Drive is shown on the Parcel Map hereinabove referred to; thence along said westerly right-of-way through a curve to the right tangent to other bearing North 29° 27' 25" West through a central angle of 02° 26' 08" with a radius of 355.00 feet for an arc length of 15.09 feet; thence leaving said right-of-way line of Oakmead Village Drive South 67° 37' 58" West, 30.53 feet; thence North 68° 10' 57" West, 6.41 feet; thence South 89° 17' 05" West, 303.37 feet to a point on the westerly boundary line of said Parcel 3; thence South 00° 24' 20" East along said Westerly line 25.00 feet to the True Point of Beginning.

PARCEL FIVE:

A non-exclusive easement for ingress and egress to those parcels shown as Parcels 1, 2 and 4 on that Parcel Map filed for record on September 12, 1975 in Book 361 of Maps, at Pages 25. 26 and 27, Santa Clara County Records over the following described real property:

A portion of that 2.238 acre parcel shown as Parcel 3 on that Parcel Map filed for record on September 12, 1975 in Book 361 of Maps at Pages 25, 26, 27, Santa Clara County Records, more particularly described as:

A strip of land 12.5 feet wide the Southeasterly line of which is particularly described as follows:

Beginning at the Southeasterly corner of said Parcel 3, said corner lying on the western line of Oakmead Village Drive; thence South 45° 10' 12" West, 45 feet.

PARCEL SIX:

A non-exclusive easement for ingress and egress over a portion of that 1.737 acre parcel shown as Parcel 4 on that Parcel Map filed for record on September 12, 1975 in Book 361 of Maps, at Pages 25, 26 and 27, Santa Clara County Records, said easement being more particularly described as follows:
A strip of land 12.5 feet wide the Northwesterly line of which is more particularly described as follows:
Beginning at the most Northerly corner of Parcel 4 herein described; thence South 45° 10' 12" West, along the Northwesterly line of said Parcel 4, 45.00 feet to the terminus of the herein described line.

Excepting therefrom that portion of said property lying below a depth of five hundred (500) feet measured vertically from the contour of the surface thereof as reserved by Golden Empire Investment Corporation, a Corporation, by Deed recorded November 3, 1972 in Book 0097 of Official Records, Page 711; provided however, that said Grantor, its successors and assigns shall not have the right for any and all purposes to enter above 500 feet, measured vertically from the contour of the surface of said property.

APN: 216-48-004
ARB: 216-31-17-10

Exhibit B-1
LIST OF EXCLUDED PERSONAL PROPERTY

None

Exhibit B-2
SERVICE CONTRACTS

None

Exhibit C
FORM OF DEED

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO: Attn: MAIL TAX STATEMENTS TO: Attn:
APN: 216-48-004	(Above Space For Recorder’s Use Only)
In accordance with Section 11932 of the California Revenue and Taxation Code, Grantor has declared the amount of transfer tax which is due by a separate statement which is not being recorded with this Grant Deed.

GRANT DEED

THE UNDERSIGNED GRANTOR DECLARES:

FOR A VALUABLE CONSIDERATION, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, SYMYX SOLUTIONS, INC., an Oregon corporation (“Grantor”), hereby grants to ______________________________________________ (“Grantee”), the real property commonly known as 3100 Central Expressway, located in the City of Santa Clara, County of Santa Clara, State of California, and legally described on Exhibit A attached hereto (the “Property”), together with all buildings, improvements and fixtures located thereon, and all rights, privileges and appurtenances thereto, including all of Grantor’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto.

DATED AS OF: __________________, 2012	SYMYX SOLUTIONS, INC., an Oregon corporation By: Name: Title:
[ATTACH NOTARY ACKNOWLEDGEMENT]

Exhibit A to Grant Deed
LEGAL DESCRIPTION

THE LAND SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SANTA CLARA, CITY OF SANTA CLARA, DESCRIBED AS FOLLOWS:

PARCEL ONE:
Parcel 2, as shown on the Parcel Map filed for record September 12, 1975 in the Office of the County Recorder of Santa Clara County in Book 361 of Maps, at Pages 25, 26 and 27,

PARCEL TWO:

A non-exclusive easement for ingress and egress over the following described real property.

A portion of that 2.238 acre parcel shown as Parcel 3 on that Parcel Map filed for record on September 12, 1975 in Book 361 of Maps, at Pages 25, 26 and 27, Santa Clara County Records, more particularly described as follows:
A strip of land 12.5 feet wide lying adjacent to and Easterly of the Western boundary of said Parcel 3. The western boundary of said strip being more particularly described as follows:

Beginning at the most Southwesterly corner of said Parcel 3; thence from said Point of Beginning along the Western boundary of said Parcel 3, North 0° 24' 20" West, 30.00 feet to the True Point of Beginning; thence from said True Point of Beginning continuing along the Western boundary of said Parcel 3, 252.00 feet.

PARCEL THREE:

Non-exclusive easements for ingress and egress over a portion of parcel 1, as shown on Parcel Map filed in Book 361 of Maps, at Pages 25. 26 and 27, being more particularly described as follows:

Easement "A"

Beginning at a point which bears North 00° 24' 20" West, 31.64 feet from the Southeast corner of said Parcel 1; thence from said Point of Beginning South 89° 17' 05" West, 45.00 feet; thence North 00° 24' 20" West, 131.49 feet; thence North 44° 35' 40" East, 35.35 feet; thence South 00° 24' 20" East, 99.25 feet; thence South 45° 24' 20" East, 16.97 feet; thence North 89° 17' 05" East, 8.00 feet to a point in the Eastern boundary of Parcel 1; thence South 00° 24' 20" East, 45.00 feet to the Point of Beginning.

Easement "B"

A strip of land 20 feet in width lying Westerly of and being contiguous to a portion of the Eastern boundary line of said Parcel 1, the Eastern line of said strip being more particularly described as follows:
Beginning at a point on said Eastern boundary line from which the Southeast corner of Parcel 1 bears South 00° 24' 20" East, 152.54 feet; thence from said Point of Beginning North 00° 24' 20" West 128.50 feet.

PARCEL FOUR:

A non-exclusive easement for ingress and egress over a portion of that 2.238 acre shown as Parcel 3 on that Parcel Map filed for record on September 12, 1975 in Book 361 of Maps, at Pages 25, 26 and 27 Santa Clara County Records, said easement being more particularly described as follows:

Beginning at the Southwest corner of said Parcel 3; thence along the westerly boundary line of said Parcel 3, North 00° 24' 20" west, 30.00 feet to the True Point of Beginning; thence from said True Point of Beginning North 89° 17' 05" East, 294.76 feet; thence through a curve to the right tangent to the last bearing having a central angle of 62° 42' 36" and a radius of 20.00 feet from an arc distance of 21.89 feet to a point on the Southeasterly boundary line of said

Parcel 3; thence along said Southeasterly boundary line North 45° 10' 12" East, 44.91 feet to a point in the Westerly right-of-way line of Oakmead Village Drive as said Drive is shown on the Parcel Map hereinabove referred to; thence along said westerly right-of-way through a curve to the right tangent to other bearing North 29° 27' 25" West through a central angle of 02° 26' 08" with a radius of 355.00 feet for an arc length of 15.09 feet; thence leaving said right-of-way line of Oakmead Village Drive South 67° 37' 58" West, 30.53 feet; thence North 68° 10' 57" West, 6.41 feet; thence South 89° 17' 05" West, 303.37 feet to a point on the westerly boundary line of said Parcel 3; thence South 00° 24' 20" East along said Westerly line 25.00 feet to the True Point of Beginning.

PARCEL FIVE:

A non-exclusive easement for ingress and egress to those parcels shown as Parcels 1, 2 and 4 on that Parcel Map filed for record on September 12, 1975 in Book 361 of Maps, at Pages 25. 26 and 27, Santa Clara County Records over the following described real property:

A portion of that 2.238 acre parcel shown as Parcel 3 on that Parcel Map filed for record on September 12, 1975 in Book 361 of Maps at Pages 25, 26, 27, Santa Clara County Records, more particularly described as:

A strip of land 12.5 feet wide the Southeasterly line of which is particularly described as follows:

Beginning at the Southeasterly corner of said Parcel 3, said corner lying on the western line of Oakmead Village Drive; thence South 45° 10' 12" West, 45 feet.

PARCEL SIX:

A non-exclusive easement for ingress and egress over a portion of that 1.737 acre parcel shown as Parcel 4 on that Parcel Map filed for record on September 12, 1975 in Book 361 of Maps, at Pages 25, 26 and 27, Santa Clara County Records, said easement being more particularly described as follows:
A strip of land 12.5 feet wide the Northwesterly line of which is more particularly described as follows:
Beginning at the most Northerly corner of Parcel 4 herein described; thence South 45° 10' 12" West, along the Northwesterly line of said Parcel 4, 45.00 feet to the terminus of the herein described line.

Excepting therefrom that portion of said property lying below a depth of five hundred (500) feet measured vertically from the contour of the surface thereof as reserved by Golden Empire Investment Corporation, a Corporation, by Deed recorded November 3, 1972 in Book 0097 of Official Records, Page 711; provided however, that said Grantor, its successors and assigns shall not have the right for any and all purposes to enter above 500 feet, measured vertically from the contour of the surface of said property.

APN: 216-48-004
ARB: 216-31-17-10

Exhibit D
FORM OF BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which is hereby acknowledged, the undersigned, SYMYX SOLUTIONS, INC., an Oregon corporation (“Seller”), does hereby give, grant, bargain, sell, transfer, assign, convey and deliver to ____________________, a __________________ (“Buyer”), pursuant to that certain Agreement for Purchase and Sale of Real Property dated as of March 23, 2012, between Seller, as Seller, and Olga Issakova and Nikolai Sepetov, each an individual, as Buyer (the “Purchase Agreement”), all personal property owned by Seller and located on the Property, including, without limitation, all furniture, fixtures, machinery, appliances and equipment, other than the excluded Personal Property of Seller listed on Exhibit B. Seller hereby represents and warrants that the assets transferred hereunder are owned by Seller free and clear of all mortgages, liens, encumbrances and claims of any nature whatsoever.
All references to “Seller” and “Buyer” herein shall be deemed to include their respective heirs, representatives, nominees, successors and/or assigns, where the context permits.

DATED AS OF: __________________, 2012	SYMYX SOLUTIONS, INC., an Oregon corporation By: Name: Title:

Exhibit A to Bill of Sale
PERSONAL PROPERTY EXCLUSIONS

None

Exhibit E
INTENTIONALLY OMITTED

Exhibit F
FORM OF NON-FOREIGN AFFIDAVIT
Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by SYMYX SOLUTIONS, INC., an Oregon corporation (“Seller”), the undersigned hereby certifies the following on behalf of Seller:
1.Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
2.Seller’s U.S. employer identification number is ___________; and
3.Seller’s office address is ________________________, _______________ _________.
Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
Under penalties of perjury I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.
Dated: ___________, 2012
SYMYX SOLUTIONS, INC., an Oregon corporation
By:
Name:
Title: _____________________________

Exhibit G
FORM OF ASSIGNMENT OF INTANGIBLE PROPERTY AND SERVICE CONTRACTS
THIS ASSIGNMENT OF INTANGIBLE PROPERTYAND SERVICE CONTRACTS is executed as of this ____ day of _____, 2012, by SYMYX SOLUTIONS, INC., an Oregon corporation (“Assignor”), in favor of ______________________, a ___________________ (“Assignee”), pursuant to that certain Agreement for Purchase and Sale of Real Property, dated March 23, 2012 (the “Purchase Agreement”), by and between Assignor, as Seller, and Olga Issakova and Nikolai Sepetov, each an individual, as Buyer. Buyer has assigned its rights under the Purchase Agreement to Assignee.
FOR VALUE RECEIVED, Assignor hereby grants, conveys, transfers and assigns to Assignee the Intangible Property and the Service Contracts (as such terms are defined in the Purchase Agreement).
Assignor hereby agrees to indemnify, defend, protect and hold harmless Assignee from and against any and all liability, loss, cost, damage and expense (including, without limitation, attorneys’ and paralegals’ fees and costs) asserted against, incurred or suffered by Assignee relating to Assignor’s obligations with respect to the Intangible Property and Service Contracts arising prior to the date hereof.
By its acceptance hereof, Assignee agrees to perform or cause to be performed Assignor’s obligations, if any, under the Intangible Property and Service Contracts from and after the date of this instrument, and agrees to indemnify, defend, protect and hold Assignor harmless from and against any and all liability, loss, cost, damage and expense (including, without limitation, attorneys’ and paralegals’ fees and costs) asserted against, incurred or suffered by Assignor relating thereto and arising on or after the date hereof.
The provisions of this Assignment of Intangible Property and Service Contracts shall be binding upon and inure to the benefit of Assignor, Assignee and their successors and permitted assigns.
IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:	ASSIGNEE:
SYMYX SOLUTIONS, INC., an Oregon corporation By: _____________________________ Name: ___________________________ Its: ______________________________	________________________________, a _______________________________ By: _____________________________ Name: ___________________________ Its: ______________________________

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made as of May 14, 2012, by and between SYMYX SOLUTIONS, INC., an Oregon corporation (“Seller”), and OLGA ISSAKOVA AND NIKOLAI SEPETOV, each an individual (collectively “Buyer”).

WHEREAS, Seller and Buyer have entered into that certain Agreement of Purchase and Sale dated as of March 23, 2012 (as modified by Diligence Delivery Letter dated March 28, 2012, collectively, the “Agreement”), pursuant to which Buyer agreed to purchase from Seller, and Seller agreed to sell to Buyer, that certain real property located at 3100 Central Expressway, Santa Clara, California, and all of the “Property” as more particularly described in the Agreement. Capitalized terms used in this Amendment and not defined herein have the meanings given to such terms in the Agreement.

WHEREAS, Seller and Buyer desire to extend the “Contingency Period” set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
The “Contingency Period” set forth in the Agreement is hereby extended and shall expire at 5:00 p.m. (Pacific Time) on May 15, 2012. All references to the term “Contingency Period” within the Agreement shall mean the “Contingency Period” as modified by this Amendment.

2.
The Agreement is hereby ratified and all the terms and conditions of the Agreement remain in full force and effect as therein written, except as amended or modified hereby. In the event of any conflict between the terms of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern and control.

3.
This Amendment may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart.

[the remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day, month and year first above written.

SELLER:
SYMYX SOLUTIONS, INC.,
an Oregon corporation

By: /s/ Michael A. Piraino

Name: Michael A. Piraino
Its: Vice President and Treasurer

BUYER:

/s/Olga Issakova
Olga Issakova, an individual

/s/Nikolai Sepetov
Nikolai Sepetov, an individual

SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made as of May 15, 2012, by and between SYMYX SOLUTIONS, INC., an Oregon corporation (“Seller”), and OLGA ISSAKOVA AND NIKOLAI SEPETOV, each an individual (collectively “Buyer”).

WHEREAS, Seller and Buyer have entered into that certain Agreement of Purchase and Sale dated as of March 23, 2012 (as modified by Diligence Delivery Letter dated March 28, 2012, and First Amendment to Agreement of Purchase and Sale dated as of May 14, 2012, collectively, the “Agreement”), pursuant to which Buyer agreed to purchase from Seller, and Seller agreed to sell to Buyer, that certain real property located at 3100 Central Expressway, Santa Clara, California, and all of the “Property” as more particularly described in the Agreement. Capitalized terms used in this Amendment and not defined herein have the meanings given to such terms in the Agreement.

WHEREAS, Seller and Buyer desire to extend the “Contingency Period” set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
The “Contingency Period” set forth in the Agreement is hereby extended and shall expire at 5:00 p.m. (Pacific Time) on June 12, 2012. All references to the term “Contingency Period” within the Agreement shall mean the “Contingency Period” as modified by this Amendment. In consideration of the foregoing extension, Buyer has paid to Seller in immediately available federal funds in accordance with the wire instructions set forth on Schedule I hereto, the sum of Twenty Thousand Dollars ($20,000) (the “Extension Payment”), receipt of which is acknowledged by Seller. On the Closing Date, the Extension Payment shall, in addition to the Deposit, be credited to the Purchase Price payable to Seller under the Agreement. Buyer and Seller agree that the Extension Payment is non-refundable to Buyer except in the case of a termination by Buyer of this Agreement as a result of a default by Seller hereunder, in which event the Extension Payment shall be refunded to Buyer by Seller within five (5) Business Days. The provisions of this paragraph shall survive termination of the Agreement.

2.
Pursuant to Section 4.1(b) of the Agreement, Seller hereby consents (subject to Buyer’s compliance with the terms and conditions of said Section 4.1(b)) to the intrusive testing of environmental conditions at the Property as set forth in Proposal to Perform Subsurface Investigation dated May 8, 2012 prepared by ADR Environmental Group, Inc., a copy of which has been provided to Seller. Buyer has requested Nanosyn, Inc., current tenant of the Property, to consent to such testing, as required by the Agreement, and the consent of Nanosyn, Inc. to such testing is attached to this Amendment.

3.
The Agreement is hereby ratified and all the terms and conditions of the Agreement remain in full force and effect as therein written, except as amended or modified hereby. In the event of any conflict between the terms of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern and control.

4.
This Amendment may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile or electronic (PDF) email transmission, and the signature page of either party to any counterpart may be appended to any other counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day, month and year first above written.

SELLER:
SYMYX SOLUTIONS, INC.,
an Oregon corporation

By: /s/ Jack Young

Name: Jack Young
Its: Vice President and CIO

BUYER:

/s/Olga Issakova
Olga Issakova, an individual

/s/Nikolai Sepetov
Nikolai Sepetov, an individual

Consent

Pursuant to that certain Lease Agreement, dated April 15, 2011, between Seller, as Landlord, and NANOSCALE COMBINATORIAL SYNTHESIS INC., an Arizona corporation, which does business in California as NANOSYN (“Nanosyn”), as Tenant, Nanosyn hereby consents to the intrusive testing at the Property contemplated by Section 2 of the within Amendment, and agrees that such testing shall not violate the Lease Agreement.

Nanosyn Combinatorial Synthesis, Inc., an Arizona corporation, dba in California as Nanosyn

/s/Olga Issakova
Olga Issakova, an individual

/s/Nikolai Sepetov
Nikolai Sepetov, an individual